                                                                    Exhibit 10.1

                                  BIOGEN, INC.
                              14 Cambridge Center
                              Cambridge, MA 02142


                                                       July 15, 2002


Mr. James L. Vincent
7 Audubon Road
Weston, MA 02193

Dear Jim:

          You and Biogen, Inc., as successor by merger to Biogen Research Corp. ("Biogen" or the "Company"), are parties to an Employment Agreement dated September 23, 1985 (the "Original Employment Agreement"), as amended by letter agreements dated November 21, 1996 (the "November 21st Letter Agreement"), March 10, 2000 and September 26, 2000 (as so amended and including all exhibits to any of the foregoing, "the Employment Agreement"), pursuant to which you currently serve as Chairman and a member of the Board of Directors of the Company (the "Board").

          You have indicated your desire to retire from the Company, and thus to resign as Chairman and a member of the Board and as an employee of the Company. You and the Company are entering into this letter agreement to provide for such resignation, and to confirm and clarify our mutual agreement with respect thereto as set forth in the Employment Agreement.

          The terms and provisions of the Employment Agreement applicable after your resignation as provided in paragraph 1 below (and for purposes of such terms and provisions, treating such resignation as provided in such paragraph
1) shall remain in full force and effect. All references in the Employment Agreement to the "Company" and "Biogen" shall refer to Biogen, Inc., and all references in the Employment Agreement to the "Agreement" shall refer to the Employment Agreement, as supplemented by this letter agreement. Capitalized terms used in this letter agreement and not defined herein shall have the meaning provided in the Employment Agreement.

          1. Resignation; Constructive Termination. By your execution hereof, you hereby resign effective immediately (i) as Chairman and a member of the Board (and as a member of any and all committees thereof), (ii) as an employee of the Company and (iii) as an employee, officer and member of the board of directors (and as a member of any and all committees thereof) of any subsidiary or Affiliate (as defined herein) of the Company, in each case effective on the date hereof. Such resignation shall be deemed a Constructive Termination for purposes of the Employment Agreement.

          2. Severance. The Company and you acknowledge and agree that the lump sum amount payable to you under subparagraph 11(c)(v) of the November 21st Letter Agreement is $4,647,791.50, which amount (less any applicable withholding as provided in paragraph 6 hereof) shall be paid to you by the Company, by wire transfer of funds to an account previously designated by you to the Company, within thirty days after the date hereof.

          3. Stock Options. The Company and you acknowledge that, as of the date hereof, you hold options to purchase shares of the Company's common stock as set forth on Exhibit A hereto ("Options"), which Options are governed by the Biogen, Inc. 1985 Non-Qualified Stock Option Plan, as amended and restated effective as of December 14, 2001 (the "Non-Qualified Plan"), and the respective stock option agreements between you and the Company listed on such Exhibit A ("Stock Option Agreements"). The Company and you further acknowledge and agree that (i), the Stock Option Agreements are and shall remain in full force and effect in accordance with their respective terms and, effective on the date hereof, and without any requirement of further action by you or the Company, the Options granted to you on December 15, 2000 and December 14, 2001, respectively, shall automatically and irrevocably cease to be exercisable with respect to 33,333 and 33,333 shares, respectively, and (ii) such Options granted to you on December 15, 2000 and December 14, 2001 shall remain exercisable with respect to 66,667 and 16,667 shares, respectively, upon the terms and conditions set forth in the Non-Qualified Plan and the respective Option Agreements governing such Options.

          4. No Support Obligation. For the avoidance of doubt, you acknowledge and agree that, in light of your resignation as provided in paragraph 1 hereof, the Company has no obligations whatsoever to you under subparagraph 6(e) of the Original Employment Agreement, subparagraph 5(c) of the November 21st Letter Agreement or any other agreement or purported agreement with respect to the matters referred to in such subparagraphs 6(e) or 5(c).

          5. Confidentiality Agreement. You acknowledge and agree that you shall continue to be bound by the terms and provisions of the Employee's Proprietary Information and Inventions Agreement between you and the Company, a copy of which is attached hereto as Exhibit B (the "Confidentiality Agreement"), which agreement shall remain in full force and effect, provided that in the event of any conflict or inconsistency between any provision of the Confidentiality Agreement and any provision of the Employment Agreement, the provision most favorable to the Company shall govern.

          6. Tax Withholding. All amounts payable and benefits provided to you under the Employment Agreement shall be subject to applicable withholding of income, wage and other taxes.

          7. Miscellaneous.

               (a) Entire Agreement. You represent, warrant, acknowledge and agree that, immediately prior to your entering into this agreement, there are no agreements, arrangements or understandings of any kind, written or oral, between you and the Company which are in effect, other than the Employment Agreement (including the Company sponsored benefit plans in which you participate as provided in the Employment Agreement and including the Company Voluntary Executive Supplemental Savings Plan (the "Supplemental Savings Plan")), the Stock Option Agreements, the Indemnification Agreement dated as of October 1, 1988 between Biogen and you (the "Indemnification Agreement"), and the Confidentiality Agreement. It is agreed that the Employment Agreement and this letter agreement (including Exhibits A, B and C hereto), together with the Confidentiality Agreement, the Stock Option Agreements, the Indemnification Agreement, and the Biogen, Inc. Supplemental Executive Retirement Plan (the "SERP"), the Biogen Retirement Plan and the Supplemental Savings Plan (to the extent amounts are payable to you under the SERP, the Biogen Retirement Plan and the Supplemental Savings Plan, respectively) (i) constitute the entire agreement and understanding between the parties hereto in relation to the subject matter hereof, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in the Employment Agreement and this letter agreement (including Exhibits A, B and C hereto), the Confidentiality Agreement, the Stock Option Agreements, the Indemnification Agreement, and the SERP, the Biogen Retirement Plan and the Supplemental Savings Plan (to the extent amounts are payable to you under the SERP, the Biogen Retirement Plan and the Supplemental Savings Plan) and (ii) supersede all other previous understandings, agreements and representations, written or oral, between the Company (including any predecessor) and you regarding your employment by, and any other position or relationship which you have had or now have with, the Company or any of its Affiliates, or the cessation thereof. If there is any conflict or inconsistency between this letter agreement and any of the foregoing agreements or plans, including the Stock Option Agreements, this letter agreement shall govern.

          (b) Pension. The annual benefit and basis of payment under the SERP are set forth in Exhibit C hereto.

          (c) Company Affiliates. As used in paragraph 1 hereof and in the Employment Agreement, the term "Affiliate" of the Company shall be deemed to include the entities listed on Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, together with any other entities directly or indirectly controlling, controlled by or under common control with the Company. For purposes of this definition, an entity shall be deemed to "control", be "controlled by" or be "under common control with" the Company if such entity possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting securities or interests, by contract or otherwise.

          (d) Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the internal laws of the Commonwealth of Massachusetts, without reference to its conflicts of laws principles.

          (e) Amendment. This letter agreement may not be amended, except in writing, in a document duly signed on behalf of the Company and by you.

          (f) Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

     If you agree with the terms of this letter agreement, please execute the duplicate copies hereof in the space provided below whereupon this letter agreement shall take effect as an instrument under seal as of the date hereof.

                                        Very truly yours,

                                        BIOGEN, INC.



                                        By: /s/ Frank A. Burke, Jr.
                                            -----------------------

Accepted and Agreed:



/s/ James L. Vincent
--------------------
James L. Vincent

                                   EXHIBIT A
                          (Referred to in Paragraph 3)

                        Options Held By James L. Vincent
                             as of the date of the
                         agreement dated July 15, 2002
                   between James L. Vincent and Biogen, Inc.



                                                                    SHARES SUBJECT TO
                                                                   OPTION IMMEDIATELY
                                                                  PRIOR TO EXECUTION OF
STOCK OPTION AGREEMENT:        GRANT DATE          GRANT PRICE         AGREEMENT
Stock Option Agreement dated
as of December 12, 1997        12/12/1997            17.875               50,000

Stock Option Agreement dated
as of December 12, 1997        12/12/1997            17.875              150,000

Stock Option Agreement dated
as of December 11, 1998        12/11/1998            40.73               120,000

Stock Option Agreement dated
as of January 4, 1999          01/04/1999            41.50               440,000

Stock Option Agreement dated
as of December 9, 1999         12/09/1999            71.625              300,000

Stock Option Agreement dated
as of December 15, 2000        12/15/2000            52.2813             100,000

Stock Option Agreement dated
as of December 14, 2001        12/14/2001            56.39                50,000

                                   EXHIBIT B
                          (Referred to in Paragraph 5)

                       Employee's Proprietary Information
                            and Inventions Agreement
                            ------------------------

          EMPLOYEE'S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

I understand that:

1. Biogen, Inc., a Massachusetts corporation, together with its subsidiaries (hereinafter collectively called the "Company") is engaged in a continuous program of research, development, and production.

2. As part of my employment by the Company I am expected to make new contributions and inventions of value to the Company.

3. My employment creates a relationship of confidence and trust between me and the Company with respect to any nonpublic information applicable to or related to the business of the Company or applicable to or related to the business of any client or customer of the Company, which may be made known to me by the Company or by a client or customer of the Company, or created or learned by me during the period of my employment.

4. The Company possesses and will possess information that has been created, discovered, developed, or otherwise become known to the Company (including without limitation information created, discovered, developed, or made known by me) and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged or will engage. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, nonpublic patent applications, formulas, data, know-how, improvements, inventions, techniques, biological materials, marketing plans, strategies, forecasts, and customer lists.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

1. All Proprietary Information shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole and exclusive owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information.

2. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

3. I agree that all documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment by the Company shall be and remain the sole property of the Company. I will return and deliver such property and any copies to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my employment with the Company and I will not take with me any such property or any reproduction of such property upon such termination. If I wish to take copies of any documents, such as laboratory notebooks, I will first request the Company's consent and will not do so without such consent.

4. I agree that during the period of my employment by the Company, I will not, without the Company's express written consent, engage in any employment or activity other than for the Company in any business in which the Company is now or may during the course of my employment become engaged.

5. I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, biological materials, processes, techniques, know-how, and data, whether or not patentable, which are made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment and which are related to or useful in the business of the Company, or result from tasks assigned me by the Company or result from use of premises, or equipment or materials, possessed, owned, leased, or contracted for by the Company (all said improvements, inventions, formulas, biological materials, processes, techniques, know-how, and data shall be collectively hereinafter called "Inventions").

6. I agree that all Inventions and all patents, copyrights and the like relating thereto shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole and exclusive owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I further agree as to all such Inventions to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents on said Inventions in any and all countries. To that end I will execute all documents for use in applying for and for obtaining and maintaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or person designated by it. My obligation to assist the Company in obtaining and enforcing patents for such Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for any patent or to prosecute any patent application with respect to such an Invention (including renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

7. I will not bring with me to the Company or use in the performance of my responsibilities at the Company any confidential or proprietary materials or documents of a former employer unless I have obtained written authorization from the former employer for their possession and use.

8. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

     I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I may have to former employers.

9. I agree that for a period of two (2) years following the termination of my employment with the Company I will not knowingly solicit, entice or persuade any other employee of the Company to leave the services of the Company for any reason, and in connection therewith I will not directly, or indirectly, employ, or be involved in any business venture with, any such employee within one year of termination of employment with Biogen.

10. This Agreement shall be effective as of the first day of my employment by the Company, namely: 10/85

11. This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors, and assigns. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.


NAME: /s/ James L. Vincent
     --------------------------------

DATED: 5/30/91
      -------------------------------


ACCEPTED AND AGREED TO:

BIOGEN, INC.
            -------------------------

BY: /s/ Sharon Bird
   ----------------------------------

DATED: 9/26/91
      -------------------------------

                                   EXHIBIT C
                          (REFERRED TO IN PARAGRAPH 7)

                                                    (ESTIMATE)
     PAY HISTORY(1)                      MONTHLY SUPPLEMENTAL PLAN BENEFIT
     --------------                      ---------------------------------
Year   Earnings     Year    Earnings
----   --------     ----   ----------    Monthly Benefit Payable at Age 65
1986   $430,000     1994   $1,050,000    Career Pay Benefit        $37,189
1987   $470,000     1995   $1,140,000    Qualified Plan Offset     -$3,914(2)
                                                                   -------
1988   $525,000     1996   $1,610,000    Supplemental Benefit      $33,275(3)
1989   $595,000     1997   $  975,000
1990   $685,000     1998   $1,014,000        Optional Forms of Payment
1991   $765,000     1999   $2,525,988    Single Life Annuity       $33,275(4)
1992   $855,000     2000   $1,483,068    50% Joint & Survivor      $29,708(5)
1993   $945,000     2001   $1,024,324    100% Joint and Survivor   $26,830(6)

NOTES
-----

(1) Pay history was used to calculate the career pay benefit. Mr. Vincent's supplemental benefit was calculated as if he were to work until age 65 at his current pay level. Pay for 2002 through age 65 is assumed for these purposes to be $1.2 million.

(2) Qualified plan offset calculated assuming cash balance account grows with interest at 5.12% per year until age 65. Final Supplemental Plan Benefit will be calculated based on the actual qualified plan benefit. As such, final qualified plan offset and Supplemental Plan Benefit may differ from the amounts shown above.

(3) The Supplemental Benefit is determined by applying the career pay benefit formula specified in the Supplemental Plan, and then subtracting the benefit payable from the Biogen qualified Retirement Plan. The qualified plan offset includes the benefit payable to Mr. Vincent's former wife under the Qualified Domestic Relations Order.

(4) Under the Single Life Annuity form of payment, Mr. Vincent will receive monthly payments for his lifetime. When he dies, payments stop.

(5) Under the 50% Joint and Survivor form of payment, Mr. Vincent will receive $29,708 per month. When he dies, his surviving spouse will receive 50% of this amount, or $14,854. Calculation based on spouse date of birth of 6/5/1947.

(6) Under the 100% Joint and Survivor form of payment, Mr. Vincent will receive $26,830 per month. When he dies, his surviving spouse will receive 100% of this amount, or $26,830. Calculation based on spouse date of birth of 6/5/1947.